Exhibit 3.3

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

TO THE

CERTIFICATE OF INCORPORATION

OF

OFS CAPITAL CORPORATION

OFS Capital Corporation (the “Corporation”), a corporation existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is OFS Capital Corporation.

2. That a Certificate of Incorporation (the “Certificate”) was filed by the Secretary of State of Delaware on November 7, 2012 and that said Certificate requires correction as permitted by Section 103 of the DGCL.

3. The inaccuracy or defect of said Certificate is:

An inadvertent typographical error under the Fifth Article of the Certificate that incorrectly provides Marc Abrams as a Class II Director and Bilal Rashid as a Class III Director.

4. Article FIFTH of the Certificate is corrected to read as follows:

“FIFTH. The name and mailing address of the incorporator is Mark Piesner, Sullivan & Cromwell, LLP, 1888 Century Park East, Suite 2100, Los Angeles, CA 90067. The powers of the incorporator shall terminate upon the filing of this certificate of incorporation, and the names and mailing addresses of the persons who are to serve as directors until their successors are elected and qualified are as follows:

Name	Position	Director Class	Expiration of Initial Term	Address
Glenn R. Pittson	Chairman	Class III	2015	2850 West Golf Road, 5th Floor, Rolling Meadows, Illinois 60008

Bilal Rashid	Director	Class II	2014	2850 West Golf Road, 5th Floor, Rolling Meadows, Illinois 60008

Marc Abrams	Director	Class III	2015	2850 West Golf Road, 5th Floor, Rolling Meadows, Illinois 60008

Robert J. Cresci	Director	Class II	2014	2850 West Golf Road, 5th Floor, Rolling Meadows, Illinois 60008

Elaine E. Healy	Director	Class I	2013	2850 West Golf Road, 5th Floor, Rolling Meadows, Illinois 60008”

IN WITNESS WHEREOF, this Certificate of Correction to the Certificate of Incorporation has been duly executed as of the 25th day of March, 2013 and is being filed in accordance with Section 103 of the DGCL by an authorized person of the Corporation.

OFS CAPITAL CORPORATION

By:	/s/ Glenn R. Pittson
Name: Glenn R. Pittson Title: Chief Executive Officer